As filed with the Securities and Exchange Commission on October 15, 2002 Registration No. 333-69666
========================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington D.C.  20549

                                FORM F-3/A4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      INTERTAPE POLYMER GROUP INC.
            (Exact Name of Registrant as Specified in its Charter)

             Canada
(State or other jurisdiction
of incorporation or organization)

110E Montee de Liesse
St. Laurent, Quebec, Canada H4T 1N4
(514) 731-7591
(Address and telephone number of Registrant's Principal Executive Offices)

Burgess H. Hildreth
Intertape Polymer Group Inc.
3647 Cortez Road West
Bradenton, Florida 34210
(941) 727-5788
(Name, address, and telephone number of Agent for Service)

Approximate date of commencement of proposed sale to public:
As soon as practicable after the date this Registration Statement becomes effective.
                              ____________

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box.     X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE
========================================================================
Title of Each    Amount       Proposed     Proposed         Amount of
Class of         to be        Maximum      Maximum          Registration
Securites to     Registered   Offering     Aggregate        Fee
be Registered                 Price per    Offering
                              Share (1)    Price

Common
Shares           250,587       $9.02       $2,260,294.74      $565.07

(1)	Estimated, pursuant to Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Shares of the Registrant as reported on the New York Stock Exchange on September 17, 2001.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Canada Business Corporation Act, Intertape Polymer Group may indemnify a present or former director or officer or a person who acts or acted at our request as a director or officer of another corporation of which we are or were a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount to settle an action or satisfy judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Intertape Polymer Group or such other corporation and provided that the director or officer acted honestly and in good faith with a view to our best interests, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.
Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from Intertape Polymer Group as a matter of right if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set forth above.

In accordance with the Canada Business Corporation Act, the By-Laws of Intertape Polymer Group provide that it shall indemnify a present or former director or officer or a person who acts or acted at Intertape Polymer
Group's request as a director or officer of a body corporate of which Intertape Polymer Group is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfaction of judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Intertape Polymer Group or such body corporate;
if (i) he acted honestly and in good faith with a view to our best interests; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. Intertape Polymer Group will also indemnify such person in such other circumstances as the Canada Business Corporation
Act or law permits or requires. The By-Laws do not limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of the By-Laws.

Reference is also made to Section 11(c) of the Registration Rights Agreement dated September 25, 2000 filed as Exhibit 4 attached hereto for a description of the indemnification arrangements between Intertape Polymer Group and the Selling Shareholder, pursuant to which the Selling Shareholder is obligated, under certain circumstances, to indemnify directors and officers of Intertape Polymer Group against certain liabilities, including certain liabilities under the Securities Act, in connection with this Registration.

A directors' and officers' liability insurance policy is maintained by Intertape Polymer Group, which insures directors and officers for losses as a result of claims against the directors and officers of Intertape Polymer Group in their capacity as directors and officers and also reimburses Intertape Polymer Group for payments made pursuant to the indemnity provisions under the Canada Business Corporation Act and the By-Laws of Intertape Polymer Group.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Intertape Polymer Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against United States public policy as expressed in the Securities Act and is, therefore, unenforceable in the United States. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   EXHIBITS

 Exhibit	           Description                     Page Nos.
   No.

   4	 Registration Rights Agreement                        30

   5     Legal Opinion of Stikeman Elliott                    41

 13(a)	 Annual Report on Form 40-F for fiscal year
         ended December 31, 2001                          By Reference

 13(b)	 March 2002 First Quarterly Report on Form 6-K    By Reference

 13(c)   March 2002 First Quarter Results on Form 6-K     By Reference

 13(d)   Forms 6-K filed on February 2, 2001,
         February 21, 2001, March 27, 2001, August 17,
         2001, October 5, 2001, December 21, 2001,
         March 12, 2002, April 22, 2002, April 26, 2002,
         and June 3, 2002                                 By Reference

 13(e)   June 2001 Second Quarterly Report on Form 6-K	  By Reference

 13(f)   June, 2001 Second Quarter Results on Form 6-K	  By Reference

 13(g)   Second Quarter Outlook on Form 6-K               By Reference

 13(h)   September 2001 Third Quarter Results on Form 6-K By Reference

 13(i)   Third Quarterly Report on Form 6-K               By Reference

 23(a)   Consent of Raymond Chabot Grant Thornton
         General Partnership (Dated October 10,2002)          42

 23(b)   Consent of Shutts & Bowen LLP                        43

 23(c)   Consent of Stikeman Elliott                          44

 24      Power of Attorney                                    28


                            UNDERTAKINGS

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Form 40-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this Paragraph
(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Laurent, Province of Quebec, Canada, on the 10th day of October, 2002.


INTERTAPE POLYMER GROUP INC.


By:	/s/ Andrew M. Archibald
Andrew M. Archibald, C.A.
Chief Financial Officer, Secretary, Treasurer,
And Vice President Administration
Pursuant to Power of Attorney dated June 27, 2002


Exhibit 23(a)


	CONSENT OF INDEPENDENT CHARTERED ACCOUNTANT


We have issued our report dated March 8, 2002 accompanying the consolidated financial statements of Intertape Polymer Group Inc. appearing in the Annual Report on Form 40-F for the year ended December 31, 2001. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears in the Registration Statement.


/s/Raymond Chabot Grant Thornton

Chartered Accountants

Montreal, Quebec, Canada
October 10, 2002